Exhibit 10.21

CONSENT TO ASSIGNMENT OF ROYALTY AGREEMENTS

WHEREAS, AGA Medical Corporation (“AGA”) and Curtis Amplatz, (“C. Amplatz”), a resident of the State of Nevada, are parties to a Royalty Agreement, dated as of April 22, 1996 (a copy of which is attached hereto as Exhibit A) and a Royalty Agreement, dated as of November 22, 2000 (a copy of which is attached hereto as Exhibit B). Both agreements are collectively referred to herein as the “Agreements.”

WHEREAS, C. Amplatz’s rights and obligations under the agreements may not be assigned without the written consent of AGA.

WHEREAS, C. Amplatz desires to assign his right to receive royalty payments pursuant to Section 4.1 of each of the Agreements and Section 4.4 of the November 22, 2000 Agreement to Carina Royalty, LLC (“Carina”), a Minnesota limited liability company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, warranties, undertakings, covenants and conditions contained in the Agreements and this Consent, and intending to be legally bound hereby, AGA, C. Amplatz and Carina (collectively, the “Parties”) agree as follows:

1.             Consent. AGA hereby consents to the assignment by C. Amplatz to Carina of his rights to receive royalty payments pursuant to Section 4.1 of each of the Agreements and under Section 4.4 of the November 22, 2000 Agreement. In all other respects, C. Amplatz retains and does not assign his rights under the Agreement (e.g., Carina shall have no reversionary interest in or to any of the patents covered by the Agreements). C. Amplatz neither delegates to nor does Carina assume C. Amplatz’s obligations under the Agreements.

2.             Payments. AGA shall henceforth make royalty payments by sending payments to Carina at the address listed in the Notice provision of this Consent.

3.             Notices. All notices under this Consent shall be in writing. Any notice or communication shall be deemed duly given: (i) when delivered personally to the recipient, or (ii) one business day following the date sent when sent by overnight delivery, at the following addresses:

If to C. Amplatz:	Curtis Amplatz
298 Genoa Aspen Court
PO Box 651
Genoa, NV 89411

If to AGA:	AGA Medical Corporation
Peter Rother, General Counsel
5050 Nathan Lane North
Plymouth, MN 55442
Tel: (763) 513-9227

If to Carina:	Carina Royalty, LLC
c/o Curtis Amplatz
298 Genoa Aspen Court
PO Box 651
Genoa, NV 89411

Any Party may change the address to which notices under this Consent are to be delivered by sending a notice to the other Parties in the manner set forth by this section.

4.             Reports. C. Amplatz may direct that the written royalty reports as would otherwise be delivered to him pursuant to the Agreements instead be sent to Carina at the address listed in the Notice provision of this Consent.

5.             Cooperation. Carina shall provide assistance to AGA in any actions brought to enforce any of the patent rights covered by the Agreements. Carina shall be paid its reasonable travel, food, lodging and out-of-pocket expenses related to such assistance.

6.             Confidentiality. The Parties agree that this Consent, the Agreements and the non-public information they share with one another related to these agreements shall be kept confidential, and they shall make all reasonable efforts to preserve the confidentiality of such information. Information may be disclosed as required by any applicable government agency, regulation or statute, as needed to prosecute and enforce patent rights and as necessary to obtain and maintain regulatory approval for Products.

7.             Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned Parties have caused this Consent to be executed by their duly authorized representatives.

AGA MEDICAL CORPORATION

By:	/s/ Peter Rother
Its:	General Counsel
Date:	01-05-07

CURTIS AMPLATZ

By:	/s/ Curtis Amplatz
Date:	12/22/06

CARINA ROYALTY, LLC

By:	/s/ Curtis Amplatz
Its:	General Manager
Date:	12/22/06

EXHIBIT A

ROYALTY AGREEMENT

DATE:	22 April, 1996

PARTIES:

AGA Medical Corporation		(“AGA Medical”)
682 Mendelssohn Avenue
Golden Valley, MN 55427

and

Curtis Amplatz
546 N. Lexington Parkway
Saint Paul, MN 55104		(The “Inventors”)

Frank Kotula
15345 70th Place
Maple Grove, MN 55369

RECITAL:

A.                                   Inventors have developed know-how and have acquired patent rights in certain technology relating to a Atrial Septal Defect (ASD) and a Patent Ductus Arteriosus (PDA) Device, and desire to assign all such know-how and patent rights to AGA Medical to exploit the technology, as hereafter described.

B                                        AGA Medical desires to acquire such technology from Inventors.

The Parties therefore agree as follows:

ARTICLE 1.

DEFINITIONS

As used herein, the following words shall has the designated meanings:

1.1                                 “Products” means any product covered the claims of the Patent Rights.

1.2                                 “Patent Rights” means United States Letters Patent No.               , issued                 , entitled “PERCUTANEOUS CATHETER DIRECTED INTRAVASCULAR OCCLUSION DEVICES” and European Patent Application No.             ; together with any U.S. or foreign patents which may issue based thereon or upon applications claming priority therefrom.

1.3                                 “Know-How” means Inventors’ know-how, trade secrets, and other confidential information relating to the Amplatz Atrial Septal Defect (ASD) and Patent Ductus Arteriosus (PDA) Devices; existing as of the effective date of this Agreement.

1.4                                 “Royalty Year” means a calendar year except that the first Royalty Year shall be that period of time between the effective date of this Agreement and December 31 of that calendar year.

1.6                                 “Territory” means the world.

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1.6.                              “Net Sales” means AGA Medical’s gross receipts from sales of Products, less actual transportation costs, taxes, and credits for returns

1.7.                              “Invention” means the Know-How, the Patent Rights, and any non-confidential Information relating to the ASD and PDA Devices.  In Which the Inventors may have proprietary rights.

ARTICLE 2.

ASSIGNMENT

2.1.                              Inventors agree to assign, and hereby to assign, to AGA Medical, its successors, the Invention, including without limitation the entire right, title and interest to the Know-How; the entire right, title and interest to the Patent Rights; and the right to apply for Letters Patents under such Patent Rights in foreign countries in AGA Medical’s own nature and to claim any priority rights to which any U.S. or foreign applications are entitled under International conventions, treaties or otherwise.

2.2.                              Inventors further agree for themselves and for their heirs, executors and administrators, to execute and deliver without further consideration any further applications, assignments or other documents and to perform such other lawful acts as AGA Medical, its successors and assignees may deem necessary to fully secure its rights, title or interest as outlined herein.

ARTICLE 3.

TECHNICAL ASSISTANCE

3.1.                              Within thirty days after the later of the effective date of this Agreement, inventors shall deliver to AGA Medical documentation which is reasonably available reflecting the Know-How.

3.2.                              Inventors shall provide technical assistance to AGA Medical upon request to enable AGA Medical to manufacture and market the Products and to prosecute and enforce the Patent Rights. AGA Medical shall pay all reasonable travel food and logging expenses related to such technical assistance and shall pay inventors, normal hourly rate for providing such services.

ARTICLE 4.

ASSIGNMENT FEES

4.1.                              AGA Medical shall pay each Inventor a royalty of 3% of AGA Medical’s Net Sales of Products in the Territory.

4.2.                              No later than February 15 following the end of each Royalty Year hereunder, AGA Medical shall provide inventors with a written report itemizing the number of Products manufactured, the Net Sales price of the Products and a calculation of the royalties due to inventors for such Royalty Year. Simultaneously with making such report, AGA Medical shall pay to inventors the amount of royalties then due.

4.3.                              AGA Medical shall have total discretion whether to seek or maintain patent protection for the Know-How or under the Patent Rights and whether to develop or market the Products. If AGA Medical has not sold any Products within three (3) years from the effective date of this Agreement, inventors may make a written request to AGA Medical to assign the invention back to the inventor. If AGA Medical has not sold any Products within one (1) year from such request inventors may terminate this Agreement by written notice to AGA Medical signed by all of the inventors. If inventors shall rightfully terminate this Agreement under section 5.2, AGA Medical shall assign the Patent Rights to inventors upon the inventors’ payment to AGA Medical of any government fees or attorneys’ fees, for securing maintaining and enforcing the Patent.

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ARTICLE 5.

TERM AND TERMINATION

5.1.                              Unless otherwise terminated in accordance with the provisions of this Article 5 or Section 4.3, this Agreement shall continue in full force and effect for the commercial life of all products covered under this agreement.

5.2.                              In the event either party shall breach any of the material terms, conditions or Agreements contained in this Agreement, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the breaching party thirty (30) days’ notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if the other party cures the specified breach within said thirty (30) day period, or in the case of breaches not reasonably curable within said thirty (30) days, if said party commences the cure thereof within said thirty (30) days and diligently thereafter prosecutes such cure.

5.3.                              Upon termination of this Agreement pursuant to section 5.2, AGA Medical shall cease production of any Products. AGA Medical shall be permitted to sell its inventory of Products, and shall provide inventors with a terminal royalty report and payment within 30 days after the last such sale of Products.

ARTICLE 6.

MISCELLANEOUS PROVISIONS

6.1.                              Confidentiality.  The parties acknowledge that certain information inventors may learn from AGA Medical is proprietary and confidential. Inventors agree, therefore, to make all reasonable efforts to preserve the confidentiality of such information. Notwithstanding the foregoing, a party may disclose such information; A) If that party can show the particular item of information is generally available to the public or becomes generally available to the public through no act or failure to act of said party; B) If disclosure is required by any applicable government agency, regulation, or statute; or C) If that party can show it possessed such information prior to disclose thereof to said party by the other.

6.2.                              Trademarks.  Inventors also grant AGA Medical the exclusive right, but not the obligation, to use one or all of the inventors, names in its name or trademark for any Products and to use one or all of the inventors’ names in connection with the advertising and marketing of Products. Nothing herein shall be construed to prevent inventors from allowing their respective names to be used in connection with any products or technology that are not competitive with the Products. Inventors further agree that upon termination of this Agreement, inventors will refrain from using or authorizing another to use their respective names in connection with commercialization of the Products or any products competitive with the Products for a period of one year.

6.3.                              Warranty.  Inventors, individually and collectively, represent and warrant to AGA Medical that they jointly own all of the rights assigned hereunder and have the right to grant such assignment; and that they are not aware that the Products infringe any patent of any third party. Inventors further warrant to AGA Medical that the companies by which they are employed, have no right, title or interest in or to the invention.

6.4.                              Right of First Refusal.  During the term of this Agreement and for one year thereafter, inventors shall not license, assign or otherwise transfer to any third party any right to use or commercially distribute any invention or product designed or developed by one or all of them which is related to the invention assigned herein without first affording to AGA Medical an opportunity to license or purchase such an invention or products on terms no less favorable than are extended by one or both of the inventor to the third party.

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6.5.                              Successors and Assigns.  This Agreement shall be binding upon and insure to the benefit of the parties to this agreement and their successors or assigns, provided that except as otherwise provided herein, the rights and obligations of either party under this Agreement may not be assigned without the written consent of the other party. Assignee however, may assign its rights and obligations to an entity succeeding to substantially all of its assets and business to which this Agreement pertains, except as otherwise provided herein.

6.6.                              Lawsuits. AGA Medical Corporation guarantees inventors that it will carry adequate product liability for the commercial sale of the ASD, PDA devices.  Furthermore, AGA Medical engages to defend all lawsuits brought against the inventors, their successors or assigns in connection with the clinical evaluation and commercial sale of the devices assigned herein.

6.6.                              Miscellaneous. All of the representations and warranties made in this Agreement and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, including the obligations of confidentially, shall survive such termination and continue thereafter in full force and effect.  This Agreement constitutes the entire Agreement of the parties with respect to the subject matter described in this Agreement and shall supersede all previous negotiations, commitments or writings with respect to such subject matter.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Minnesota (other than its law with respect to conflicts of laws), including all matters of construction, validity and performance.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns, provided that, except as otherwise provided herein, the rights and obligations of either party under this Agreement may not be assigned without the written consent of the other party.  AGA Medical, however, may assign its rights and obligations to an entity succeeding to substantially all of its assets and business. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to the Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

CURTIS AMPLATZ, INVENTOR

Dated:	5/8, 1996	By	/s/ Curtis Amplatz

FRANK KOTULA, INVENTOR

Dated:	5/7, 1996	By	/s/ Frank Kotula

AGA MEDICAL CORPORATION, ASSIGNEE

KURT AMPLATZ

Dated:	4-27, 1996	By	/s/ Kurt Amplatz
		Its	President

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A S S I G N M E N T

WHEREAS, we, FRANK KOTULA, KURT AMPLATZ, and CURTIS AMPLATZ, citizens of the United States of America, and residents of Maple Grove, Minnesota 55369, St. Paul, Minnesota 55137, and St. Paul, Minnesota 55104, respectively, are the inventors of that certain invention disclosed and claimed in an application for United States Letters Patent executed by FRANK KOTULA on 5-7, 1996, and executed by KURT AMPLATZ on May 8,1996, and executed by CURTIS AMPLATZ on 5/8, 1996, and entitled “PERCUTANEOUS CATHETER DIRECTED INTRAVASCULAR OCCLUSION DEVICES”; and

WHEREAS, AGA MEDICAL CORPORATION, a corporation organized and existing under the laws of the state of Minnesota and having its principal office located at 682 Mendelssohn Avenue, Golden Valley, Minnesota 55427, is desirous of acquiring the said invention and any and all patents of any and all countries which may be granted on said invention.

NOW, THEREFORE, Be It Known that for and in consideration of the sum of one Dollar ($1.00) to us in hand paid by said AGA MEDICAL CORPORATION and for other good and valuable consideration, the receipt of all of which is hereby acknowledged, we, FRANK KOTULA, KURT AMPLATZ, and CURTIS AMPLATZ, have sold, assigned and transferred, and do hereby sell, assign and transfer unto said AGA MEDICAL CORPORATION the entire right, title, and interest, both legal and equitable, in and to the said above identified invention for all countries, in and to the same above identified application for patent, and in and to any and all patents of any and all countries which may be granted on said invention; and the commissioner of patents and Trademarks is hereby authorized and requested to issue, in accordance with this Assignment, any and all patents which may be granted on the above identified application or on the invention therein disclosed.

Signed at AGA this 7th day of May, 1996.

/s/ Frank Kotula (1)	/s/ Kurt Amplatz (2)
Frank Kotula	Kurt Amplatz
15345 70th Place	10 Evergreen Road
Maple Grove, Minnesota 55369	St. Paul, Minnesota 55127

/s/ Curtis Amplatz (3)
Curtis Amplatz
546 North Lexington Parkway
St. Paul, Minnesota 55104

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EXHIBIT B

CONFIDENTIAL

ROYALTY AGREEMENT

Date:  1 November 2000

PARTIES:

AGA Medical Corporation	(“AGA Medical”)
682 Mendelssohn Avenue
Golden Valley, MN 55427

And

Curtis Amplatz	(“Curtis” or “Curtis Amplatz”)
1200 Juno Ave.
Saint Paul, Minnesota 55116

RECITAL:

A.                         Whereas, Curtis Amplatz is able to provide technical assistance to AGA Medical Corporation (hereinafter “AGA”) related to the devices and methods described in U.S. Pat. Nos. 5,725,552, 6,123,715 and/or other related devices and methods; and

B.                           AGA Medical desires to acquire such technical assistance from Curtis.

The Parties therefore agree as follows:

ARTICLE 1.

DEFINITIONS

As used herein, the following words shall have the designated meanings:

1.1                                 “Products” means solely a device covered by, or manufactured in accordance with, the method recited in one or more claims of U.S. Patent No. 6,123,715 or any continuation, division, continuation-in-part, substitution, reissue and reexamination thereof, and which said device is sold by AGA Medical or its sub-licensee specifically to be used as a vascular trap, vascular plug, or vascular graft and does not include any other devices of AGA.

1.2                                 “Royalty Quarter” means a calendar quarter.

1.3                                 “Territory” means the world.

1.4.                              “Net Sales” means the net invoice selling price, less actual credits for returns.

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ARTICLE 2.

IMPROVEMENTS

2.1                                 Curtis Amplatz agrees for himself and for his heirs, executors, assigns and administrators, to assign to AGA Medical without further consideration the entire right, title and interest in any improvement, derivation or other developments he may make or contribute to any device or method disclosed in U.S. Patent No. 6,123,715.

2.2                                 Curtis Amplatz further agrees for himself and for his heirs, executors, assigns and administrators, to execute and deliver without further consideration any further applications, assignments or other documents and to perform such other lawful acts as AGA Medical, its successors and assigns may deem necessary to fully secure its rights, title or interest in any improvements, derivations, or other developments related to the Products.

ARTICLE 3.

TECHNICAL ASSISTANCE

3.1                                 Within thirty days after the effective date of this Agreement, Curtis Amplatz shall deliver to AGA Medical technical documentation that is reasonably available reflecting any improvements he has made or contributed to in the Products.

3.2                                 Curtis Amplatz shall provide technical assistance to AGA Medical upon request to enable AGA Medical to manufacture and market the Products or his improvements thereto and to prosecute and enforce any Patent Rights. AGA Medical shall pay all reasonable travel, food and lodging expenses related to such technical assistance and shall pay Curtis Amplatz’s normal hourly rate for providing such services.

ARTICLE 4.

ROYALTY FEES

4.1                                 AGA Medical agrees to pay only the following royalties under this agreement:

three percent (3%) of the Net Sales of Products sold anywhere in the Territory as vascular traps (that are manufactured by AGA Medical or manufactured by a sub-licensee of AGA Medical in the Territory) occurring after the vascular trap product has obtained U.S. regulatory or CE Mark approval as a vascular trap;

one percent (1%) of the Net Sales of Products sold anywhere in the Territory as vascular plugs (that are manufactured by AGA Medical or manufactured by a sub-licensee of AGA Medical in the Territory) occurring after the

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vascular plug product has obtained U.S. regulatory or CE Mark approval as a vascular plug; and

one percent (1%) of the Net Sales of Products sold anywhere in the Territory as vascular grafts (that are manufactured by AGA Medical or manufactured by a sub-licensee of AGA Medical in the Territory) occurring after the vascular graft product has obtained U.S. regulatory or CE Mark approval as a vascular graft.

4.2                                 Within thirty (30) days after the end of each Royalty Quarter, AGA Medical shall provide Curtis Amplatz with a written report itemizing the number of U.S. regulatory or CE Mark approved Products manufactured to be sold as vascular traps, vascular plugs and vascular grafts, the Net Sales price of the U.S. regulatory or CE Mark approved Products sold as vascular traps, vascular plugs and vascular grafts, and a calculation of the royalties due to Curtis Amplatz for such Royalty Quarter. Simultaneously with making such report, AGA Medical shall pay to Curtis Amplatz the amount of royalties then due.

4.3                                 AGA Medical shall have total discretion whether to seek or maintain patent protection for the improvements and whether to develop or market improvements to the Products.

4.4                                 AGA Medical or a sublicensee of AGA Medical shall use its best efforts to obtain U.S. Regulatory or CE Mark approval of the Products sold as a vascular graft, vascular trap, or vascular plug. If AGA Medical or a sublicensee of AGA Medical obtains such approval on any of the vascular graft, vascular trap, or vascular plug products, then AGA Medical will pay a minimum royalty of $15,000.00US per year to Curtis Amplatz for the calendar year of approval and thereafter with the following exception: any minimum royalty owing for a calendar year shall be calculated as the amount by which the $15,000.00US annual minimum exceeds the total royalties paid on vascular graft, vascular trap, or vascular plug products for that calendar year, and shall be due and payable by January 31 of the following year. Further, no minimum royalty will be due on any Product that has been found by a court of competent jurisdiction to infringe the patent rights of a person or entity not a party to this agreement and which Product AGA Medical ceases manufacturing or selling. AGA Medical shall notify Curtis Amplatz within thirty (30) days after obtaining U.S regulatory or CE Mark approval of any of its Products to be sold as a vascular trap, vascular graft, or vascular plug.

ARTICLE 5.

TERM AND TERMINATION

5.1                                 Unless otherwise terminated in accordance with the provisions of this Article, the royalty obligations shall continue in full force for as long as the vascular graft, vascular plug, or vascular trap is covered by, or manufactured in

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accordance with the method recited in, one or more valid and enforceable claims of a patent issuing from or claiming priority to U.S. Patent No. 6,123,715.

5.2                                 In the event either party shall breach any of the material terms, conditions or agreements contained in this Agreement, then the other party may sue for breach of this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the breaching party thirty (30) days notice in writing, particularly specifying the breach. Such notice shall not be effective if the other party cures the specified breach within said thirty (30) day period, or in the case of breaches not reasonably curable within said thirty (30) days, if said party commences the cure thereof within said thirty (30) days and diligently thereafter accomplishes such cure.

ARTICLE 6.

MISCELLANEOUS PROVISIONS

6.1                                 Confidentiality.  The parties acknowledge that certain information Curtis Amplatz may learn from AGA Medical is proprietary and confidential. Curtis Amplatz agrees, therefore, to make all reasonable efforts to preserve the confidentiality of such information. Notwithstanding the foregoing, a party may disclose such information: A) If that party can show the particular item of information is generally available to the public or becomes generally available to the public through no act or failure to act of said party; B) If disclosure is required by any applicable government agency, regulation, or statute; or C) If that party can show it possessed such information prior to disclose thereof to said party by the other.

6.2                                 Warranty.  Curtis Amplatz represents and warrants to AGA Medical that he owns all of the rights assigned hereunder and has the right to grant such assignment; and that he is not aware that the Products infringe any patent of any third party. Curtis Amplatz further warrants to AGA Medical that the companies by which he is employed, have no right, title or interest in or to the Invention.

6.3                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties to this agreement and their successors or assign, provided that, except as otherwise provided herein, the rights and obligations of either party under this Agreement may not be assigned without the written consent of the other party, the consent of which shall not be unreasonably withheld. AGA Medical, however, may assign its rights and obligations to an entity succeeding to substantially all of its assets and business to which this Agreement pertains, except as otherwise provided herein.

6.4                                 Lawsuits.  AGA Medical Corporation agrees to carry adequate product liability insurance for the commercial sale of the Products. Furthermore, AGA Medical agrees to defend all lawsuits brought against Curtis Amplatz,

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his successors, or assigns in connection with any past or future authorized clinical evaluation or commercial sale of the Products.

The parties to this agreement acknowledge that Curtis Amplatz is a named licensor in a License Agreement between Microvena Corporation and Frank Kotula, Kurt Amplatz, and Curtis Amplatz dated November 7, 1994 and executed by Curtis Amplatz on November 7, 1994. On or before April 26, 2000 written notice of termination of the License Agreement with Microvena Corporation was properly given by all of the named licensors in accordance with the provisions of the agreement. Curtis Amplatz is not aware of any information that would indicate or serve as grounds for a reasonable assertion that the License Agreement has not been properly terminated. AGA Medical agrees to defend all lawsuits and claims brought against Curtis Amplatz his successors or assigns by Microvena Corporation alleging Curtis Amplatz breached, or otherwise asserting rights under, the License Agreement dated November 7, 1994 between Microvena Corporation and Frank Kotula, Kurt Amplatz, and Curtis Amplatz, and to indemnify and hold harmless Curtis Amplatz with respect to any damages awarded by judgment, court order, or settlement as a result of any such lawsuits or claims.

6.5                                 Miscellaneous. All of the representations and warranties made in this Agreement and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, including the obligations of confidentiality, shall survive such termination and continue thereafter in full force and effect. This Agreement constitutes the entire Agreement of the parties with respect to the subject matter described in this Agreement and shall supersede all previous negotiations, commitments or writings with respect to such subject matter. This Agreement does not supercede or modify the prior recorded Assignment executed by Curtis Amplatz on May 8, 1996 and recorded in the U.S. Patent and Trademark Office at reel 7996, frame 0869, or the prior royalty agreement dated April 22, 1996 and executed by Curtis Amplatz on May 8, 1996, or the Quit Claim Assignment executed by Curtis Amplatz contemporaneous herewith. This Agreement shall be governed by, and construed in accordance with, the law of the State of Minnesota (other than its law with respect to conflicts of laws), including all matters of construction, validity and performance. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

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IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

CURTIS AMPLATZ

Dated:	11/ 22, 2000	By	/s/ Curtis Amplatz

AGA MEDICAL CORPORATION,

Dated:	11/29, 2000	By	[ILLEGIBLE]
		Its:	Executive Vice President

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